EXHIBIT 10.1

ASSET PURCHASE AND SALE AGREEMENT

EAGLE'S NEST AREA, ALBERTA

BETWEEN

TOWNSHIP PETROLEUM CORP.

the Vendor

AND

FAMA CAPITAL LTD.

the Purchaser

January 30, 2012

TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation	9
1.3	Schedules	10
1.4	Interpretation if Closing Does Not Occur	10
1.5	Knowledge or Awareness	10
ARTICLE 2 PURCHASE AND SALE		11
2.1	Purchase and Sale	11
2.2	Transfer of Assets	11
ARTICLE 3 PURCHASE PRICE AND PAYMENT		11
3.1	Purchase Price	11
3.2	Allocation of the Purchase Price	11
3.3	Deposit	11
3.4	Closing Payment	12
3.5	Taxes and Fees	12
ARTICLE 4 ADJUSTMENTS		12
4.1	Adjustments	12
4.2	Statement of Adjustments	13
ARTICLE 5 CLOSING		14
5.1	Closing	14
ARTICLE 6 INTERIM PROVISIONS		14
6.1	Assets to be Maintained	14
6.2	Restrictions on Conduct of Business	15
6.3	Following Closing	15
ARTICLE 7 ACCESS TO INFORMATION AND RECORDS		16
7.1	Technical and Operating Information	16
7.2	Access to Records	16
ARTICLE 8 THIRD PARTY CONSENTS		16
8.1	Consents	16
8.2	Post-Closing Approvals and Consents	17

Contents
(continued)
Page
ARTICLE 9 REPRESENTATIONS AND WARRANTIES		17
9.1	Vendor's Representations and Warranties	17
9.2	No Additional Representations and Warranties by the Vendor	19
9.3	Purchaser's Representations and Warranties	20
9.4	Enforcement of Representations and Warranties	21
ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING		21
10.1	Vendor's Closing Conditions	21
10.2	Purchaser's Closing Conditions	22
ARTICLE 11 CLOSING DELIVERIES		23
11.1	Vendor Closing Deliveries	23
11.2	Purchaser’s Closing Deliveries	23
11.3	Deliveries	23
ARTICLE 12 CONVEYANCES AND TRANSFER		24
12.1	Conveyances	24
12.2	License and Authorization Transfers	24
ARTICLE 13 LIABILITIES AND INDEMNITIES		25
13.1	Indemnities for Representations and Warranties	25
13.2	General Indemnity	26
13.3	Environmental Indemnity	26
13.4	Indemnification Procedure – Third Party Claims	27
13.5	Limitations on Liability	28
13.6	No Merger	29
ARTICLE 14 TERMINATION		29
14.1	Grounds for Termination	29
14.2	Effect of Termination	29
ARTICLE 15 CONFIDENTIALITY, PUBLIC ANNOUNCEMENTS AND SIGNS		29
15.1	Confidentiality	29
15.2	Public Announcements	30
15.3	Signs	30

Contents
(continued)
Page

ARTICLE 16 GOVERNING LAW AND DISPUTE RESOLUTION		31
16.1	Governing Law	31
16.2	Resolution of Disputes	31
ARTICLE 17 NOTICES		31
17.1	Service of Notices	31
ARTICLE 18 PERSONAL INFORMATION		32
18.1	Personal Information	32
ARTICLE 19 ASSIGNMENT		33
19.1	Assignment	33
ARTICLE 20 MISCELLANEOUS		33
20.1	Remedies Cumulative	33
20.2	Costs	33
20.3	No Waiver	33
20.4	Entire Agreement	33
20.5	Further Assurances	34
20.6	Time of the Essence	34
20.7	Enurement	34
20.8	Severability	34
20.9	Counterpart Execution	34

ASSET PURCHASE AND SALE AGREEMENT

Eagle's Nest Area, Alberta

THIS AGREEMENT made as of the 30th day of January, 2012

BETWEEN:

TOWNSHIP PETROLEUM CORP., an Alberta corporation having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Vendor")

- and -

FAMA CAPITAL LTD., an Alberta corporation having an office and carrying on business in the City of Edmonton, in the Province of Alberta (the "Purchaser")

WHEREAS the Vendor wishes to sell the Assets to the Purchaser and the Purchaser wishes to purchase the Assets from the Vendor, all upon and subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, mutual covenants, agreements and warranties in this Agreement, the Parties covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, this Section 1.1 and the Schedules attached hereto, unless the context otherwise requires, or unless otherwise defined herein, the following words and phrases shall have the following meanings:

(a)	"Abandonment and Reclamation Liabilities" means all past, present and future obligations and liabilities to:

(i)
abandon the Wells and close, decommission, dismantle and remove all structures, foundations, buildings, pipelines, equipment, tanks and other facilities and Tangibles that are or were located in or on the Lands or lands used, previously used or useful or intended for use in respect of or in connection with the Lands; and

(ii)
restore, remediate and reclaim any surface and subsurface locations of the lands on which the Wells, structures, foundations, buildings, pipelines, equipment, tanks and other facilities described in Section 1.1(a)(i) are or were located and all lands used to gain access to any of them;

all in accordance with generally accepted oil sands industry practices in the province where the Assets are located and in compliance with all Applicable Laws and the Title and Operating Documents.

(b)
"Affiliate" means, with respect to any Person, any other Person or group of Persons acting in concert, directly or indirectly, that controls, is controlled by or is under common control with such Person.  The term "control" as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through ownership of more than fifty percent (50%) of the voting securities of such Person, by contract or otherwise.

(c)	"Agreement" means this Asset Purchase and Sale Agreement including the recitals hereto and the Schedules attached hereto.

(d)	"Applicable Laws" means, in relation to any Person, asset, transaction, event or circumstance:

(i)	statutes (including regulations enacted thereunder);

(ii)	judgments, decrees and orders of courts of competent jurisdiction;

(iii)	regulations, orders, ordinances and directives issued by Government Authorities; and

(iv)	the terms and conditions of all permits, licenses, approvals and authorizations;

which are applicable to such Person, asset, transaction, event or circumstance.

(e)	"Assets" means, collectively, the Oil Sands Rights, the Miscellaneous Interests and the Tangibles, but expressly excludes the Excluded Assets.

(f)	"Bitumen" has the meaning ascribed to the term "crude bitumen" in the Mines and Minerals Act (Alberta).

(g)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta.

(h)	"Claim" means any claim, demand, lawsuit, proceeding, arbitration or governmental investigation, in each case, whether asserted, threatened, pending or existing.

(i)
"Closing" means the transfer of possession, beneficial ownership and risks of the Assets from the Vendor to the Purchaser, the exchange of Conveyance Documents and payment of the Purchase Price by the Purchaser to the Vendor, and all other items and consideration required to be delivered on the Closing Date pursuant hereto.

(j)	"Closing Date" has the meaning provided in Section 5.1.

(k)	"Closing Payment" has the meaning provided in Section 3.4.

(l)	"Confidentiality Agreement" means the Confidentiality and Restricted Use Agreement dated January 13, 2012 between Oilsands Quest Inc. and the Purchaser.

(m)	"Conveyance Documents" means all conveyances, assignments, transfers, novations, notices of assignment, trust agreements and declarations, subleases, directions to pay and other documents and instruments that are reasonably required desirable in accordance with generally accepted oil and gas industry practice in the province where the Assets are located, to convey, assign and transfer title to the Assets held in the name of the Vendor or its Affiliates to the Purchaser and to novate the Purchaser into the contracts, licenses, permits, approvals and authorizations comprised in the Miscellaneous Interests in the place and stead of the Vendor or its Affiliates insofar as such contracts, licenses, permits, approvals and authorizations pertain to the Assets.

(n)	"Court Approval" means the approval of the Transaction by the Court of Queen's Bench of the Province of Alberta, substantially in the form of the order attached hereto as Schedule "E".

(o)	"Data Room Information" means all information provided to the Purchaser in electronic form in relation to the Vendor, its Affiliates and/or the Assets.

(p)	"Deposit" has the meaning provided in Section 3.3(a).

(q)	"Dollar" and "$" mean a dollar of the lawful money of Canada.

(r)	"Effective Time" means 8:00 a.m., Calgary time, on January 4, 2012.

(s)
"Encumbrance" means all liens, charges, security interests, royalties, pledges, options, net profit interests, rights of pre-emption, mortgages, adverse claims and other encumbrances on ownership rights of any kind or character or agreements to create the same.

(t)
"Environment" means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components, and any derivative thereof shall have a corresponding meaning.

(u)	"Environmental Law" means all Applicable Laws respecting the protection of, or the control, remediation or reclamation of contamination or pollution of, the Environment or any part thereof.

(v)	"Environmental Liabilities" means all past, present and future obligations and liabilities of whatsoever nature or kind arising from or relating to, directly or indirectly:

(i)	Environmental Matters;

(ii)	past, present and future non-compliance with, violation of or liability under Environmental Laws applicable to or otherwise involving the Assets; or

(iii)	Abandonment and Reclamation Liabilities,

whenever occurring or arising.

(w)	"Environmental Matters" means any activity, event or circumstance in respect of or relating to:

(i)
the storage, use, holding, collection, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling, transportation or Release of Hazardous Substances;

(ii)	the protection of the Environment; or

(iii)	pollution, reclamation, remediation or restoration of the Environment;

in each case, relating to the Lands or the Assets or that has or have arisen or hereafter arise from or in respect of past, present or future Operations, activities or omissions in or on the Lands or in respect of or otherwise involving the Assets, including obligations to compensate Third Parties for Losses and Liabilities.

(x)	"Excluded Assets" means:

(i)	geological and geophysical interpretations related to the Assets;

(ii)
all other interpretations, evaluations, valuations, forecasts, analyses and similar items relating to the Assets, including any economic valuations or reserve forecasts prepared or acquired by or on behalf of the Vendor or its Affiliates or a Third Party with respect to the Assets or the Transaction;

(iii)	any computer software, computer networks and other technology systems;

(iv)	advances and deposits to operators, Government Authorities or other Persons prior to the Effective Time to secure obligations or as prepayment of costs or expenses;

(v)	legal and title opinions;

(vi)
documents prepared by or on behalf of the Vendor in contemplation of litigation and any other documents within the possession of the Vendor which are subject to solicitor-client privilege under the laws of the Province of Alberta or any other jurisdiction; and

(vii)	records, policies, manuals and other proprietary, confidential business or technical information not used exclusively in the operation of the Assets.

(y)	"Final Statement of Adjustments" has the meaning provided in Section 4.2(a).

(z)	"GAAP" means generally accepted accounting principles and practices in Canada.

(aa)	"General Conveyance" means the general conveyance in the form attached as Schedule "C".

(bb)
"Government Authority" means any federal, national, provincial, territorial, municipal or other government, any political subdivision thereof, and any ministry, sub-ministry, agency or sub-agency, court, board, bureau, office, or department, including any government-owned entity, having jurisdiction over a Party, the Assets or the Transaction.

(cc)	"GST" means the goods and services tax required to be paid pursuant to the Excise Tax Act (Canada) and in accordance with Section 3.5(a).

(dd)
"Hazardous Substances" means hazardous or toxic substances, hazardous wastes, radioactive substances, asbestos, dangerous goods and Petroleum Substances, including any and all substances and wastes regulated under Environmental Law.

(ee)	"Indemnified Party" has the meaning provided in Section 13.4.

(ff)	"Indemnifying Party" has the meaning provided in Section 13.4.

(gg)	"Insider" has the meaning given to that term in the Securities Act (Alberta).

(hh)	"Interim Statement of Adjustments" has the meaning provided in Section 4.2(a).

(ii)	"Land Schedule" means Schedule "A".

(jj)
"Lands" means the entire interest of Vendor as of the Effective Time in and to the lands set forth and described in the Land Schedule, and includes (i) unless the context otherwise requires, the surface of such lands and (ii) the Bitumen within, upon or under such lands, together with the rights to drill for, explore for, win, take, own or remove same, insofar as the same are granted by the Leases to such lands.

(kk)
"Leases" means the leases, reservations, permits, licenses or other documents of title set forth and described in the Land Schedule by virtue of which the holder thereof is entitled to drill for, explore for, mine, win, take, own or remove Bitumen underlying the Lands, and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor.

(ll)	"Offer to Purchase" means the offer to purchase dated January 12, 2012 between the Purchaser and the Vendor.

(mm)	"Losses and Liabilities" means, in respect of a Party and in relation to a matter, any and all:

(i)
losses, costs, damages, expenses and charges (including all penalties, assessments and fines) which such Party suffers, sustains, pays or incurs, directly or indirectly, in connection with such matter and includes costs of legal counsel (on a full indemnity basis) and other professional advisors and reasonable costs of investigating and defending Claims arising from the matter, regardless of whether such Claims are sustained and includes taxes payable on any settlement payment or damage award in respect of such matter; and

(ii)
liabilities and obligations (whether under common law, in equity, under Applicable Law or otherwise; whether tortious, contractual, vicarious, statutory or otherwise; whether absolute or contingent; and whether based on fault, strict liability or otherwise) which such Party suffers, sustains, pays or incurs as a result of or in connection with such matter;

but excluding indirect, incidental, consequential, exemplary, special or punitive losses or damages or loss of profits suffered, sustained, paid or incurred by such Party, but including any such indirect, incidental, consequential, exemplary, special or punitive losses or damages or loss of profits suffered, sustained, paid or incurred by a Third Party entitled to recovery or indemnification from a Party.

(nn)
"Miscellaneous Interests" means all of the right, title, interest and estate of the Vendor in and to all property, assets and rights, whether contingent or absolute, legal or beneficial, present or future, vested or not (other than the Oil Sands Rights, the Tangibles, and the Excluded Assets), to the extent relating to the Oil Sands Rights, the Lands or the Tangibles, and to which the Vendor is entitled at the Effective Time, including the following property, rights and assets:

(i)
all contracts, agreements, books, records, files, maps and documents to the extent that they relate to the Oil Sands Rights, the Lands or the Tangibles, including the Title and Operating Documents and any rights of the Vendor in relation thereto;

(ii)	the Surface Interests;

(iii)	geological, geochemical and mineralogical data, reports and findings and archive samples, and all core or liquid samples and cuttings;

(iv)	seismic data, to the extent relating solely and directly to the Lands;

(v)
all engineering information, to the extent relating solely and directly to the Oil Sands Rights, the Lands, and the Tangibles which the Vendor either has in its custody or to which the Vendor has access, excluding any such information which is subject to confidentiality restrictions;

(vi)
all permits, licenses, approvals and other authorizations, crossing privileges and other subsisting rights to carry out operations on the Lands and any lands upon which the Tangibles are located, including well and pipeline licenses and other permits and authorizations relating to the Oil Sands Rights or the Tangibles; and

(vii)	the Wells, including the entire wellbores and casings;

but specifically excluding the Excluded Assets.

(oo)
"Oil Sands Rights" means all of the right, title, estate and interest, whether absolute or contingent, legal or beneficial, present or future, vested or not, and whether or not an "interest in land", of the Vendor in and to the Lands and the Leases, subject in all events to the Permitted Encumbrances.

(pp)	"Operations" means any and all work, activities and operations of any kind whatsoever conducted on or with respect to the Assets.

(qq)	"Party" means the Vendor or the Purchaser, and "Parties" means the Vendor and the Purchaser.

(rr)	"Permitted Encumbrances" means, as of a particular time, any of the following:

(i)
liens for taxes, assessments and governmental charges which are not due or delinquent at such time or, if due, the validity of which is being diligently contested in good faith by or on behalf of the Vendor;

(ii)
undetermined or inchoate liens incurred or created in the ordinary course of business or liens created as security in favour of the Person who is conducting the development or operation of the Assets or property to which such liens relate for the Vendor's proportionate share of the costs and expenses of such development or operation which are not due or delinquent or are being contested in good faith by on behalf of the Vendor;

(iii)
mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not at the time due or the validity of which is being diligently contested in good faith by or on behalf of the Vendor;

(iv)
easements, rights of way, servitudes, permits, licenses and other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables;

(v)
the right reserved to or vested in any Government Authority by the terms of any Title and Operating Document, lease, license, franchise, grant or permit or by any Applicable Law, to terminate any such Title and Operating Document, lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)
the right reserved to or vested in any Government Authority to levy taxes on Petroleum Substances or the income or revenue attributable thereto and governmental requirements and limitations of general application;

(vii)	rights reserved to or vested in any Government Authority to control or regulate any of the Assets in any manner;

(viii)	liens granted in the ordinary course of business to a public utility or Government Authority in connection with operations on or in respect of the Lands;

(ix)	the express or implied reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title;

(x)	all royalty burdens, liens, adverse claims, penalties, conversions and other Encumbrances identified in the Land Schedule;

(xi)	the terms and conditions of the Leases and the Title and Operating Documents; and

(xii)	any other circumstance, matter or thing disclosed in any Schedule hereto;

provided that the following items must be identified in a Schedule to qualify as a Permitted Encumbrance:  (A) any overriding royalty, net profits or other similar encumbrance applicable to the Oil Sands Rights for which Purchaser will assume the obligation for payment; (B) any existing potential alteration of the Vendor's interests in the Assets because of a payout conversion or farmin, farmout or other similar agreement; and (C) any security interest which would not be a Permitted Encumbrance under the proceeding paragraphs of this definition.

(ss)	"Person" means any individual, corporation, limited or unlimited liability company, joint venture, partnership (limited or general), trust, trustee, executor, Government Authority or other entity.

(tt)
"Petroleum Substances" means any of crude oil, Bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to or produced in conjunction with any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including sulphur and hydrogen sulphide.

(uu)	"Place of Closing" means the offices of Norton Rose Canada LLP at 3700, 400-3rd Avenue S.W., Calgary, Alberta, or as otherwise agreed to in writing by the Parties.

(vv)
"Prime Rate" means the rate of interest (expressed as a rate per annum) used by the main branch Royal Bank of Canada in Calgary, Alberta from time to time as the reference rate used in determining the rates of interest payable on Canadian dollar commercial demand loans made by such bank in Canada and which is announced by such bank, from time to time, as its "prime rate".

(ww)	"Purchase Price" has the meaning given in Section 3.1.

(xx)	"Purchaser Entity" means the Purchaser and its Representatives, and each of their respective successors and assigns.

(yy)
"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into or through the Environment or into or out of any lands, including the movement of a Hazardous Substance through or in any part of the Environment.

(zz)
"Representatives" means, with respect to any Party, its Affiliates, and the respective directors, officers, servants, agents, advisors, employees, consultants and representatives of that Party and its Affiliates.

(aaa)
"Right of First Refusal" or "ROFR" means a right of first refusal, pre-emptive right of purchase or similar right whereby any Third Party has the right to acquire or purchase any of the Assets as a consequence of the Parties entering into this Agreement or the Transaction.

(bbb)
"Surface Interests" means all right, title, interest and estate of the Vendor to enter upon, use, occupy and enjoy the surface of the Lands and any lands upon which the Wells or the Tangibles are located and any lands used to gain access thereto, in each case, for purposes related to the use or ownership of the Oil Sands Rights, the Tangibles or the Wells or Operations, whether the same are held by right of way, or otherwise.

(ccc)
"Tangibles" means, collectively, all right, title, interest and estate of the Vendor, whether absolute or contingent, legal or beneficial, present or future, vested or not, in and to the tangible depreciable property and assets located within or upon the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, or make marketable Petroleum Substances or in connection with water, condensate, injection or removal operations that pertain to the Oil Sands Rights.

(ddd)	"Third Party" means any Person other than the Parties or their Representatives.

(eee)	"Third Party Claim" has the meaning specified in Section 13.4.

(fff)
"Title and Operating Documents" means all agreements, contracts, instruments and other documents that govern the ownership, operation or use of the Assets or relate to Permitted Encumbrances, including (i) the Leases and other agreements and instruments pursuant to which the Oil Sands Rights were issued, granted or created, (ii) permits, licenses, approvals and authorizations, (iii) operating agreements, unit agreements, production allocation agreements, trust declarations, participation agreements, joint venture agreements, farmin agreements, farmout agreements and royalty agreements, (iv) agreements that create or relate to Surface Interests, (v) agreements for the construction, ownership and/or operation of the Tangibles, (vi) trust declarations and other documents and instruments that evidence the Vendor's interests in the Assets; and (vii) trust declarations pursuant to which the Vendor holds interests in the Lands in trust for other Persons.

(ggg)	"Transaction" means the transaction for the purchase and sale of the Assets as contemplated by this Agreement.

(hhh)	"Vendor Entity" means the Vendor and its Representatives, and each of their respective successors and assigns.

(iii)
"Wells" means all wells located on the Lands, including all producing, shut-in, abandoned, suspended, capped, water source, service, observation, delineation, injection and disposal wells, and includes any well set out in Part 2 of Schedule "A".

1.2	Interpretation

The following rules of construction shall apply to this Agreement unless the context otherwise requires:

(a)	the headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning, interpretation or construction of this Agreement.

(b)
all documents executed and delivered pursuant to the provisions of this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

(c)
any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force at the date hereof.

(d)
whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or referring to a body politic or corporate, and vice versa, as the context requires.

(e)	the words "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Agreement and not to any particular provision of this Agreement.

(f)	reference to any Article, Section or Schedule means an Article, Section or Schedule of this Agreement unless otherwise specified.

(g)
if any provision of a Schedule hereto conflicts with or is at variance with any provision in the body of this Agreement, the provisions in the body of this Agreement shall prevail to the extent of the conflict.

(h)	"include" and derivatives thereof shall be read as if followed by the phrase "without limitation".

1.3	Schedules

The following schedules are attached to and form part of this Agreement:

Schedule "A"	- Land Schedule
Part 1	- Lands and Leases
Part 2	- Wells
Schedule "B"	- Form of General Conveyance
Schedule "C"	- Form of Vendor's Officer's Certificate
Schedule "D"	- Form of Purchaser's Officer's Certificate
Schedule "E"	- Form of Court Approval

1.4	Interpretation if Closing Does Not Occur

If Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets shall be construed as having been contingent upon Closing having occurred.

1.5	Knowledge or Awareness

References to a Party's knowledge or awareness and similar references contained in Sections 9.1 and 9.3 mean the actual knowledge or awareness, as the case may be, of the officers of such Party who are primarily responsible for the matters in question, and does not include knowledge and awareness of any other Person or any other Person or any constructive or imputed knowledge.  A Party shall not have any obligation to make inquiry of any Person or the files and records of any Person or of any Government Authority in connection with any representations and warranties contained herein that are made to its knowledge, information, belief or awareness.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, the Vendor hereby agrees to sell, assign, transfer, convey and set over to the Purchaser, and the Purchaser agrees to purchase and accept the Assets from the Vendor at and for the Purchase Price.

2.2	Transfer of Assets

Provided that Closing occurs, and subject to the terms and conditions of this Agreement, possession, risk and beneficial ownership of the Assets shall transfer from the Vendor to the Purchaser on the Closing Date.

ARTICLE 3
PURCHASE PRICE AND PAYMENT

3.1	Purchase Price

The purchase price to be paid by the Purchaser to the Vendor for the Assets shall be Seven Million Dollars ($7,000,000), subject to adjustment only as set forth in Section 4.1 (the "Purchase Price").

3.2	Allocation of the Purchase Price

The Purchase Price shall be allocated among the Assets as follows:

(a)	to the Miscellaneous Interest	$10.00

(b)	to the Tangibles	$10.00

(c)	Oil Sands Rights	Balance of Purchase Price

3.3	Deposit

(a)
The Purchaser previously paid to the Vendor an initial deposit of Fifty Thousand Dollars ($50,000).  The Purchaser shall pay to the Vendor, by certified cheque, bank draft or electronic transfer of funds, an additional deposit of Three Hundred and Fifty Thousand Dollars ($350,000) by no later than February 24, 2012 (the aggregate of such amounts, namely $400,000, shall be referred to hereinafter as the "Deposit").  The Deposit received by the Vendor pursuant to this Section 3.3(a) shall be held in trust by the Vendor and shall be releasable in accordance with this Agreement.

(b)
If Closing occurs in accordance with the terms and conditions of this Agreement, the Deposit received by the Vendor shall be retained by the Vendor and credited against the Purchase Price, in partial satisfaction of the Purchaser's obligation to pay the Purchase Price at Closing.

(c)	If Closing does not occur:

(i)
due to a material breach of this Agreement by the Vendor, the Deposit received by the Vendor shall be returned by the Vendor to the Purchaser, this Agreement shall thereupon terminate, and each Party shall be released from all obligations and liabilities under or in connection with this Agreement; or

(ii)
for any reason other than a material breach of this Agreement by the Vendor, the Vendor shall be entitled to the Deposit, the Deposit shall be forfeited to the Vendor, and the Vendor shall be entitled to terminate this Agreement.

3.4	Closing Payment

The Purchaser shall pay to the Vendor at Closing, by certified cheque, bank draft or electronic wire transfer, the adjusted Purchase Price as set forth in the Interim Statement of Adjustments, less the Deposit previously received by the Vendor, and plus any taxes and fees (including GST) payable under Section 3.5 (the "Closing Payment").

3.5	Taxes and Fees

(a)
The Purchase Price does not include GST.  At Closing, the Purchaser shall pay to the Vendor an amount equal to the statutory rate of GST on the portion of the Purchase Price allocated to Tangibles and Miscellaneous Interests pursuant to Section 3.2 and on the amount attributable to any other Assets or expenses to which GST may apply.  The Purchaser shall be liable for the payment and remittance of any additional amount of GST payable in respect of the purchase of the Assets pursuant hereto, including any interest, penalties, or any other costs payable in respect of such additional GST, and shall indemnify and save harmless the Vendor in respect thereof.  The GST Registration Number of the Vendor is 838596740.  The GST Registration Number of the Purchaser is 835165614.

(b)
The Purchaser shall also be liable for and shall pay any and all land transfer taxes, federal or provincial sales taxes and all other taxes, duties or other similar charges properly payable upon and in connection with the conveyance and transfer of the Assets by the Vendor to the Purchaser and the Purchaser shall be responsible for all recording charges and registration fees payable in connection therewith.

ARTICLE 4
ADJUSTMENTS

4.1	Adjustments

(a)
All costs and revenues accruing, payable, paid, received or receivable in respect of the Assets, including rentals, maintenance, development, capital and operating costs, advances, and payments with respect to Permitted Encumbrances shall, subject to the provisions of this Agreement, be apportioned on an accrual basis between the Vendor and the Purchaser as of the Effective Time, on and subject to the following:

(i)	except as otherwise provided in this Section 4.1, costs and revenues shall accrue in accordance with GAAP;

(ii)	all such costs and revenues accruing up to the Effective Time shall be for the Vendor's account and all costs and revenues accruing after the Effective Time shall be for the Purchaser's account;

(iii)
all costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Time shall be borne by the Vendor, notwithstanding that such costs may be payable in whole or in part after the Effective Time and all costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets after the Effective Time shall be borne by the Purchaser;

(iv)	all rentals, property taxes and other periodic payments (other than income taxes) shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Effective Time; and

(v)	there shall not be any adjustment on account of income taxes.

(b)	The effective time for income tax purposes shall be the Effective Time.

(c)
Notwithstanding the foregoing, the Vendor shall not be required to provide a credit at Closing for any benefits accruing to the Purchaser after the Effective Time but not actually received by the Vendor at least three (3) Business Days prior to the Closing, but shall include all such amounts in the Final Statement of Adjustments.

(d)
Surplus items such as tubing and casing stored on the Lands and which are not charged to the joint account with respect to that portion of the Land affected, or are owned entirely by the Vendor and are not related to or intended for use in connection with the Lands do not comprise part of the Assets and shall be removed by the Vendor as soon as practicable, but in any event, prior to Closing.

(e)	All adjustments to be made pursuant to this Section 4.1 shall be allocated to the Oil Sands Rights.

4.2	Statement of Adjustments

(a)
The Vendor shall carry out an interim accounting and adjustment and prepare and deliver to the Purchaser at least three (3) Business Days prior to the Closing Date a statement setting forth the Vendor's good faith estimate of all adjustments to be made for the Transaction (the "Interim Statement of Adjustments").

The Vendor shall carry out a final accounting and adjustment and prepare and deliver to the Purchaser a statement setting forth all adjustments to be made for the Transaction no later than three (3) months following the Closing Date (the "Final Statement of Adjustments"). No Party shall be obligated to make any further adjustments after the Final Statement of Adjustments is finalized unless arising from a specific request in writing is made by a Party within three (3) months following the Closing Date identifying in reasonable detail an adjustment required by this Agreement, provided that an adjustment shall not be made unless such individual adjustment exceeds Ten Thousand Dollars ($10,000.00).

(b)
All adjustments shall be settled by the prompt payment by any Party obliged to make payment pursuant to this Agreement.  Interest at the Prime Rate plus two percent (2%) per annum shall be paid on any adjustment which remains unpaid by one Party to the other Party thirty (30) days after receipt of the notice that adjustment is to be paid from such thirtieth day to the date of payment.

(c)
The Purchaser shall have the right at any time during the three (3) month period following the Closing Date, upon thirty (30) days prior written notice to the Vendor, during the Vendor's normal business hours and at the Purchaser's sole cost, to examine, copy and audit the accounting and financial books, records and accounts of the Vendor relating to the Assets for the purpose of effecting adjustments pursuant to and within the time provided for in this Section 4.1.  Vendor shall cooperate with the Purchaser so as to facilitate the scheduling of such audit.

(d)
Nothing in this Agreement shall restrict or otherwise interfere with the audit rights which the Vendor may have under any of the agreements pertaining to the Assets for the period prior to the Effective Time, it being the intention of the Parties that any adjustments occurring as a result of the exercise of such audit rights by the Vendor shall be for the account of the Vendor.  For the purposes hereof, the expression "audit rights" shall include the right to initiate an audit or to participate in or receive the benefits from such an audit.

ARTICLE 5
CLOSING

5.1	Closing

The Closing of the Transaction shall take place at the Place of Closing or such other place as the Parties may agree on the later of:

(a)	the Business Day following the day Court Approval is obtained; or

(b)	on such other Business Day as the Parties may agree in writing,

(the "Closing Date"), provided that if the Closing has not occurred by March 23, 2012 each Party shall have the right of termination as provided for in Section 14.1(c).

ARTICLE 6
INTERIM PROVISIONS

6.1	Assets to be Maintained

Until the Closing Date, the Vendor shall, subject to the Title and Operating Documents:

(a)	cause the Assets to be maintained in a proper and prudent manner in accordance with generally accepted oil sands industry practices;

(b)	pay or cause to be paid all costs and expenses relating to the Assets which become due prior to the Closing Date; and

(c)	perform and comply in all material respects with the covenants and conditions contained in the Title and Operating Documents to be performed or complied with by the Vendor prior to Closing.

6.2	Restrictions on Conduct of Business

The Vendor shall not, between the date of this Agreement and the Closing Date, without the written consent of the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed:

(a)
make any commitment or propose, initiate or authorize any capital expenditure out of the ordinary course of business with respect to the Assets, of which the Vendor's share is in excess of Twenty-Five Thousand Dollars ($25,000.00), except as may be reasonably necessary to protect or ensure life and safety or to preserve the Assets or title to the Assets (including Lease rental payments) or in respect of amounts which the Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

(b)	surrender or abandon any of the Assets;

(c)
other than in the ordinary course of business, materially amend or terminate any agreement or instrument relating to the Assets or enter into any new agreement or commitment relating to the Assets, except as may be reasonably necessary to protect or ensure life and safety or to preserve the Assets or title to the Assets;

(d)
sell, encumber or otherwise dispose of any of the Assets or any interest therein except the sale of materials and supplies no longer required in connection with the Assets, provided however that the Vendor shall be entitled to encumber the Assets with any mortgage, charge and/or security interest that may be required in connection with financings it may enter into prior to Closing on the basis that each applicable lender agrees to provide an executed no interest letter addressed to the Purchaser at Closing confirming the Assets can be conveyed to the Purchaser pursuant to this Agreement free and clear of such mortgages, charges and security interests; or

(e)	exercise any right (including any bidding rights at Crown sales or Right of First Refusal) or option of the Vendor relative to or arising as a result of the ownership of the Assets.

6.3	Following Closing

(a)
Following Closing, Vendor shall hold title to the Assets in trust for Purchaser, as bare legal trustee, until all necessary notifications, registrations and other steps required to transfer such title to Purchaser have been completed and, in furtherance thereof:

(i)
the Vendor shall forward all statements, notices and other information received by it pursuant to such Title and Operating Document that pertain to the Assets to Purchaser promptly following its receipt thereof;

(ii)
the Vendor shall forward to other parties to the Title and Operating Documents such notices and elections pursuant to such Title and Operating Documents pertaining to the Assets as Purchaser may reasonably request; and

provided that the Vendor shall not be required to initiate Operations in relation to the Assets.

(b)
Purchaser shall indemnify and save harmless the Vendor from and against all of its respective Losses and Liabilities arising as a consequence of the provisions of this Section 6.4, except to the extent caused by the gross negligence or wilful misconduct of the Vendor or its servants, agents or employees.  Acts or omissions taken by the Vendor or its servants or agents on the instructions of, or with the approval or concurrence of, Purchaser shall not constitute gross negligence or wilful misconduct.

ARTICLE 7
ACCESS TO INFORMATION AND RECORDS

7.1	Technical and Operating Information

The Vendor shall, upon request and subject to contractual restrictions relating to disclosure, make available all technical data relating to the Assets (including drilling reports, well files and production records, but excluding data and information which are subject to confidentiality restrictions prohibiting their disclosure) as are in the possession of the Vendor for such inspection as the Purchaser reasonably requires in connection herewith.

7.2	Access to Records

The Vendor may, at its sole expense, for a period of six (6) years after Closing, obtain from the Purchaser copies or photocopies of any Title and Operating Documents, correspondence, documents or reports which were delivered to the Purchaser at Closing and which the Vendor requires to the extent the Purchaser is in possession or control thereof.

ARTICLE 8
THIRD PARTY CONSENTS

8.1	Consents

The Vendor shall, forthwith upon execution of this Agreement, use commercially reasonable efforts to:

(a)
identify and request in writing all necessary consents, permissions and approvals by Third Parties and Government Authorities in connection with the Transaction customarily obtained by a vendor prior to Closing (the "Vendor Consents"); and

(b)	give written notice to all Third Parties and Government Authorities in sufficient time to allow any Vendor Consents having an expiry period to expire (if not refused) prior to the Closing Date.

8.2	Post-Closing Approvals and Consents

The Parties agree that if certain approvals or consents required from Third Parties and Government Authorities to complete the conveyance of the Assets, including assignment of the licenses, permits or Leases, cannot be obtained until after Closing, the Parties shall co-operate in seeking any such approvals or consents forthwith after Closing.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1	Vendor's Representations and Warranties

Except to the extent otherwise disclosed in the Data Room Information, to the Purchaser in writing prior to the date of this Agreement, or in any Schedule to this Agreement, the Vendor hereby represents and warrants to the Purchaser that:

(a)
Standing:  it is and at the Closing Date shall continue to be a valid and subsisting corporation, under the laws of its jurisdiction of incorporation and is authorized to carry out business in the jurisdiction where the Assets are located;

(b)
Requisite Authority:  except for the Court Approval, it has taken all action and has full power and authority to enter into this Agreement and the other documents and agreements executed and delivered hereunder, and it has taken all necessary action to consummate the Transaction and to perform its obligations hereunder and the other documents and agreements executed and delivered hereunder;

(c)
Execution and Enforceability:  provided that the Court Approval is obtained, this Agreement has been, and all documents and agreements to be executed and delivered by it at Closing pursuant hereto shall be, duly executed and delivered by it, and upon execution by it and the Purchaser, this Agreement constitutes, and all documents and agreements required to be executed and delivered by it at Closing will constitute, legal, valid and binding obligations of it enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditor's rights generally and the discretionary nature of equitable remedies and defences;

(d)
No Further Authorization Required:  to its knowledge after due inquiry, and provided that Court Approval is obtained, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority exercising jurisdiction over the Assets is required by it or on its behalf for the due execution and delivery of this Agreement;

(e)
No Conflicts:  provided the Court Approval is obtained, the consummation of the Transaction will not constitute or result in a material violation, breach or default by it under any provision of any agreement or instrument to which it is a party or by which it is bound or any judgment, law, decree, order or ruling applicable to it, except requirements of Title and Operating Documents to obtain consents of Third Parties to the sale of the Assets pursuant hereto;

(f)
Finder's Fee:  it has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the Transaction for which the Purchaser shall have any obligation or liability;

(g)	Canadian Resident: it is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(h)
No Notice of Default:  it has not received written notice of any default under any agreement, statute, rule, regulation, order, judgment, declaration or by-law which might reasonably be expected to result in material impairment or loss of the interest of the Vendor in and to the Assets;

(i)	Title: it does not agree to give any greater interest or title in the Assets to the Purchaser than that which it has, but it does represent and warrant that:

(i)	it has done no act or thing whereby its title to any Assets may be cancelled or terminated; and

(ii)	except for Permitted Encumbrances, its interest in the Assets will at the Closing Date be free and clear of all Encumbrances created by, through or under it;

(j)
Compliance with Title and Operating Agreements: to its knowledge, it has not done any act nor omitted to do anything whereby it is, or would be, in default of a term of any of the Title and Operating Documents which would reasonably be expected to have a material adverse effect on the Assets;

(k)	Taxes: all ad valorem, property, severance and similar taxes and assessments, based on or measured by the ownership of the Assets payable by it prior to the date hereof have been paid and discharged;

(l)
No Lawsuits or Claims:  it has not received written notice of any Claims in existence or pending against it with respect to the Assets nor, to its knowledge, is there any Claim contemplated or threatened against or with respect to the Assets or the interests of the Vendor therein which is reasonably likely to have a material adverse effect on the Assets;

(m)	ROFRs: the Assets are not subject to any ROFRs by virtue of the Transaction;

(n)
Outstanding AFEs:  there are no authorizations for expenditures (excluding for greater certainty Lease rental payments) issued or approved by it with respect to the Assets under which amounts may become payable after the Effective Time under which its share will be greater than Twenty-Five Thousand Dollars ($25,000.00) and there are no outstanding cash calls with respect to the Assets, under which its share will be greater than Twenty-Five Thousand Dollars ($25,000.00); and

(o)	Environmental: it has not received:

(i)
any written orders or directives that relate to Environmental Matters and that require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii)
any written demand or notice issued by any Governmental Authority with respect to the breach of any environmental, health or safety law applicable to the Assets, including respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof.

9.2	No Additional Representations and Warranties by the Vendor

(a)
The Vendor makes no representations or warranties except as expressly set forth in Section 9.1 and in particular, and without limiting the generality of the foregoing, the Vendor disclaims and shall not be liable for any representation or warranty which may have been made or alleged to be made in any instrument or document relative hereto, or in any statement or information made or communicated to the Purchaser in any manner including any opinion, information, or advice which may have been provided to the Purchaser by the Vendor or its Representatives in connection with the Assets or in relation to the Transaction.  For greater certainty, the Vendor does not make any representation or warranty, express or implied, with respect to:

(i)	the Data Room Information or any other data or information supplied by the Vendor or any of its Representatives in connection with the Assets;

(ii)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands;

(iii)	the value of the Assets or the future cash therefrom;

(iv)	the quality, condition, fitness, suitability, serviceability or merchantability of the Tangibles; or

(v)	the title of the Vendor to the Assets except as expressly set forth in Section 9.1.

The Purchaser acknowledges and confirms that it is relying on its own investigations concerning the Assets and it has not relied on advice from the Vendor or any of its Representatives with respect to the matters specifically enumerated in the immediately preceding paragraphs in connection with the purchase of the Assets pursuant hereto.  The Purchaser further acknowledges and agrees that it is acquiring the Assets on an "as is" basis.  The Purchaser acknowledges and agrees that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide such access) and that the Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as expressly contained in Section 9.1 of this Agreement.

(b)
Except for its express rights under this Agreement, the Purchaser hereby waives all rights and remedies (whether now existing or hereinafter arising and including all common law, tort, contractual and statutory rights and remedies) against the Vendor or Vendor Entity in respect of the Assets or the Transaction or any representations or statements made or information or data furnished to the Purchaser or its

Representatives in connection herewith (whether made or furnished orally or by electronic, faxed, written or other means).

9.3	Purchaser's Representations and Warranties

The Purchaser hereby represents and warrants to the Vendor that:

(a)
Standing:  it is and at the Closing Date shall continue to be a valid and subsisting corporation under the laws of its jurisdiction of registration and is authorized to carry out business in the jurisdiction where the Assets are located;

(b)
Requisite Authority:  except for the Court Approval, it has taken all action and has full power and authority to enter into this Agreement and the other documents and agreements executed and delivered hereunder and it has taken all necessary action to consummate the Transaction and to perform its obligations hereunder and the other documents and agreements executed and delivered hereunder;

(c)
Execution and Enforceability:  provided the Court Approval is obtained, this Agreement has been, and all documents and agreements to be executed and delivered by it at Closing pursuant to this Agreement shall be, duly executed and delivered by it, and upon execution by the Vendor and it, this Agreement constitutes, and all documents and agreements required to be executed and delivered by it at Closing will constitute, legal, valid and binding obligations of it enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditor's rights generally and the discretionary nature of equitable remedies and defences;

(d)
No Further Authorization Required: to its knowledge after due inquiry, and provided that Court Approval is obtained, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority exercising jurisdiction over the Assets is required by it or on its behalf for the due execution and delivery of this Agreement;

(e)
No Conflicts: provided the Court Approval is obtained, the consummation of the Transaction will not constitute or result in a material violation, breach or default by it under any provision of any agreement or instrument to which it is a party or by which it is bound or any judgment, law, decree, order or ruling applicable to it;

(f)
Finder's Fee:  it has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the Transaction for which the Vendor shall have any obligation or liability;

(g)	No Lawsuits or Claims: it has not received notice of any Claims in existence, contemplated, pending or threatened against it seeking to prevent the consummation of the Transaction;

(h)	Purchaser as Principal: it is acquiring the Assets in its capacity as a principal and is not purchasing the Assets for the purpose of resale or distribution to a Third Party;

(i)
Availability of Funds:  it has sufficient funds available to it to enable it to pay in full the Purchase Price to the Vendor as herein provided and otherwise to fully perform its obligations under this Agreement; and

(j)	Insiders: to the Purchaser's knowledge, having made due enquiry, no Insider of the Purchaser is also an Insider of the Vendor.

9.4	Enforcement of Representations and Warranties

(a)
Notwithstanding anything to the contrary herein expressed or implied and, notwithstanding the Closing or deliveries of covenants and/or representations and warranties in any other agreements at Closing or prior or subsequent thereto, the representations and warranties set forth in Sections 9.1 and 9.3 hereof shall survive Closing for the benefit of the Purchaser and the Vendor respectively, provided that no Claim in respect of such representations and warranties shall be made or be enforceable unless written notice of such Claim is given by the claimant to the other Parties within twelve (12) months of the Closing Date.  Effective on the expiry of such twelve (12) month period, each Party hereby releases and forever discharges the other Parties from any breach of any representations and warranties set forth in Sections 9.1 and 9.3 hereof except in respect of those Claims in which notice has been given in accordance with this Section 9.4.  No Claim shall be made by a Party in respect of the representations and warranties in this Agreement made by the other Parties except pursuant to and in accordance with this Section 9.4.

(b)
There shall not be any merger of any covenant, representation or warranty in any assignment, conveyance, transfer or document delivered pursuant hereto notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

(c)
The representations and warranties of the Vendor and the Purchaser made herein or pursuant hereto are made for the exclusive benefit of the Purchaser or the Vendor, as the case may be, and are not transferable and may not be made the subject of any right of subrogation in favour of any other Person.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1	Vendor's Closing Conditions

The obligation of the Vendor to complete the sale of the Assets pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

(a)
Representations and Warranties True:  all representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on the Closing Date, and the Vendor shall have received a certificate from an officer of the Purchaser substantially in the form attached hereto as Schedule "D" dated as of the Closing Date;

(b)
Purchaser's Obligations:  the Purchaser shall have, in all material respects, timely performed and satisfied all obligations required by this Agreement to be performed and satisfied by the Purchaser on or prior to the Closing Date;

(c)	Payment: the Purchaser shall have tendered the Closing Payment to the Vendor in the manner provided in this Agreement;

(d)	Conveyance Documents: the Purchaser shall have executed and delivered to the Vendor all Conveyance Documents required under Section 12.1(a) and the General Conveyance;

(e)	Restrictions: all necessary governmental and other regulatory approvals to the sale of the Assets that are required prior to Closing shall have been obtained without conditions; and

(f)	Court Approval: the Court Approval shall have been obtained.

The foregoing conditions shall be for the benefit of the Vendor and may, without prejudice to any of the rights of the Vendor hereunder (excluding reliance on or enforcement of any representations, warranties or covenants dealing with the subject of or similar to the condition waived), be waived by it in writing, in whole or in part, at any time, provided that the Vendor is not entitled to waive the Court Approval condition contained in Section 10.1(f).  The Vendor shall proceed diligently and in good faith and use all reasonable efforts to fulfill and assist in the fulfillment of the foregoing conditions.  In case any of the said conditions shall not be complied with, or waived by the Vendor, at or before the Closing Date, the Vendor may terminate this Agreement by written notice to the Purchaser.

10.2	Purchaser's Closing Conditions

The obligation of the Purchaser to complete the purchase of the Assets pursuant to this Agreement is subject to the satisfaction, at or prior to the Closing Date, of the following conditions precedent:

(a)
Representations and Warranties True:  all representations and warranties of the Vendor contained in this Agreement shall be true in all material respects on the Closing Date, and the Purchaser shall have received a certificate from an officer of the Vendor substantially in the form attached hereto as Schedule "C" dated as of the Closing Date;

(b)
Vendor's Obligations:  the Vendor shall have, in all material respects, timely performed and satisfied all obligations required by this Agreement to be performed and satisfied by the Vendor on or prior to the Closing Date;

(c)	Conveyance Documents: the Vendor shall have executed and delivered to the Purchaser all Conveyance Documents required under Section 12.1(a) and the General Conveyance;

(d)	Restrictions: all necessary governmental and other regulatory approvals to the sale of the Assets that are required prior to Closing shall have been obtained without conditions; and

(e)	Court Approval: the Court Approval shall have been obtained.

The foregoing conditions shall be for the benefit of the Purchaser and may, without prejudice to any of the rights of the Purchaser hereunder (excluding reliance on or enforcement of any representations, warranties or covenants dealing with the subject of or similar to the condition waived), be waived by it by notice to the Vendor in writing, in whole or in part, at any time, provided that the Purchaser is not entitled to waive the Court Approval condition contained in Section 10.2(e).  The Purchaser shall proceed diligently and in good faith and use all reasonable efforts to fulfill and assist in the fulfillment of the foregoing conditions.  In case any of the said conditions shall not be complied with, or waived by the Purchaser, at or before the Closing Date, the Purchaser may terminate this Agreement by written notice to the Vendor.

ARTICLE 11
CLOSING DELIVERIES

11.1	Vendor Closing Deliveries

At Closing, the Vendor shall table the following:

(a)	a copy of the Interim Statement of Adjustments;

(b)	a certified copy of the resolutions of the Vendor's board of directors approving the Transaction;

(c)	a certificate of a senior officer of the Vendor substantially in the form attached hereto as Schedule "C" dated as of the Closing Date;

(d)	a receipt for the Closing Payment;

(e)	the General Conveyance, fully executed by the Vendor; and

(f)	the Conveyance Documents, to the extent prepared on or by the Closing Date in accordance with Section 12.1(a).

11.2	Purchaser’s Closing Deliveries

At Closing, Purchaser shall table the following:

(a)	the Closing Payment;

(b)	a certificate of a senior officer of Purchaser substantially in the form attached hereto as Schedule "D" dated as of the Closing Date; and

(c)	the General Conveyance, fully executed by Purchaser.

11.3	Deliveries

Vendor shall deliver or cause to be delivered to Purchaser within a reasonable period of time following Closing, the original copies of the Title and Operating Documents and any other agreements and documents in its possession related to the Assets and the original copies of contracts, agreements, records, books, documents, licenses, reports and data included in the Miscellaneous Interests which are now in the possession of Vendor.  Notwithstanding the foregoing, if and to the extent such contracts, agreements, records, books, documents, licenses, reports and data also pertain to interests other than the Assets, at Vendor's expense, photocopies or other copies may be provided to Purchaser in lieu of original copies.

ARTICLE 12
CONVEYANCES AND TRANSFER

12.1	Conveyances

(a)
The Vendor shall provide at the Closing Date those Conveyance Documents required to acquire the Vendor's interest in any Assets purchased herein, but no such documents shall require the Vendor to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement.  The Vendor shall not be required to have such documents signed by Third Parties at or before the Closing Date but shall cooperate with the Purchaser as reasonably required to secure execution of such documents by such Third Parties thereafter.  The Purchaser shall execute and promptly return to the Vendor at least one copy of each such document and shall use all reasonable efforts to obtain timely execution and return of such documents by Third Parties wherever required.  The Parties agree that certain assignments may be in the form of electronic transfers including Alberta Energy Resources and Conservation Board well license transfers and agree that reasonable efforts shall be made to ensure such assignments will be completed on the Closing Date.

(b)
The Vendor shall promptly register in the applicable registry all registrable transfers and conveyances of its interests in the Assets and the Vendor shall make application to all applicable Government Authorities to change the recorded name of all Wells and Tangibles forming part of the Assets.  All costs incurred in registering any transfers and conveyances inclusive of well license transfers, and all costs of registering any further assurances required to convey the Assets, shall be borne by the Purchaser.

12.2	License and Authorization Transfers

(a)
At least five (5) Business Days prior to the Closing Date, the Purchaser shall communicate with the relevant Government Authority to determine all conditions and deposits which the relevant Government Authority will require in order for the relevant Government Authority to approve the transfer by the Vendor to the Purchaser of any and all licenses and authorizations for the Wells and any Tangibles licensed to the Vendor, and shall advise the Vendor in writing of such conditions and required deposits.  In such case, forthwith after Closing, the Purchaser shall satisfy the deposit requirements of the relevant Government Authority in order to approve any of those license and authorization transfers to the Purchaser. The Purchaser further covenants to comply with all conditions imposed by the relevant Government Authority in respect of such transfers.

(b)
Within five (5) Business Days following Closing, the Vendor shall prepare and electronically submit an application to the relevant Government Authority for the transfer of any Wells and any Tangibles held in the name of the Vendor and the Purchaser shall promptly execute and return such applications to such Vendor for registration in accordance with Section 12.1(b).

(c)
Should the relevant Government Authority deny any license transfer because of misdescription or other minor deficiencies in the application, the Vendor shall, within two (2) Business Days, correct the application and amend and re-submit an application for the license transfers and the Purchaser shall electronically ratify and sign such application.

(d)
After Closing, whether or not the Purchaser requested prior determination of the relevant Government Authority transfer conditions under Section 12.2, if for any reason the relevant Government Authority requires a Party to make a deposit in order to approve the license or authorization transfer, such Party shall and covenants to immediately make such deposit.

(e)
If the required Party fails to make a deposit it is required to make under Section 12.2(d) within ten (10) days of such Party's receipt of notification from the relevant Government Authority that such deposit is required, the other Party shall have the right, but not the obligation, to make such deposit.  In such event, the required Party shall reimburse such other Party for the amount of such deposit plus interest thereon at the Prime Rate plus two percent (2%) per annum from the date such other Party paid the deposit until such reimbursement is made.  In addition to all other rights to enforce such reimbursement otherwise available to the Party making payment as set out above, it shall have the right to set-off the amount of such reimbursement (including interest) against other monies due to the required Party.

(f)
Each Party hereby appoints the other Party as its agent with regard to the payment referred to in Section 12.2(e), it being agreed however that the appointed Party shall not have any obligation to make such security deposits on behalf of the appointing Party.

ARTICLE 13
LIABILITIES AND INDEMNITIES

13.1	Indemnities for Representations and Warranties

(a)	Subject to Sections 9.4, 13.2, 13.4 and 13.5, the Vendor shall:

(i)	be liable to the Purchaser for; and

(ii)	as a separate covenant, indemnify, defend and hold the Purchaser and its Representatives harmless from and against;

all Losses and Liabilities incurred or suffered by the Purchaser or its Representatives to the extent arising out of, relating to, or resulting from any breach of any of the Vendor's representations or warranties made in this Agreement; except to the extent any such Losses and Liabilities are caused or contributed to, in whole or in part, by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Purchaser Entity.  The Vendor's indemnity obligations set forth in this Section 13.1(a) shall survive the Closing in accordance with the provisions of Section 9.4.

(b)	Subject to Sections 9.4, 13.4 and 13.5, the Purchaser shall:

(i)	be liable to the Vendor for, and

(ii)	as a separate covenant, indemnify, defend and hold the Vendor and its Representatives harmless from and against;

all Losses and Liabilities incurred or suffered by the Vendors or its Representatives to the extent arising out of, relating to, or resulting from any breach of any of the Purchaser's representations or warranties made in this Agreement; except to the extent such Losses and Liabilities are caused or contributed to, in whole or in part, by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Vendor Entity.  The Purchaser's indemnity obligations set forth in this Section 13.1(b) shall survive the Closing in accordance with the provisions of Section 9.4.

13.2	General Indemnity

If Closing occurs the Purchaser shall:

(a)	be liable to the Vendor for; and

(b)	as a separate covenant, indemnify Vendor and each other Vendor Entity from and against;

all Losses and Liabilities suffered, sustained, paid or incurred by any of them to the extent arising or accruing on or after the Effective Time and which relate to the Assets, including all Losses and Liabilities attributable to the operation, ownership, use, construction or maintenance of the Assets arising or accruing on or after the Effective Time.  The Purchaser's indemnity obligation set forth in this Section 13.2 shall survive the Closing Date indefinitely.

13.3	Environmental Indemnity

(a)	The Purchaser acknowledges that it:

(i)	is familiar with the condition of the Assets, including the past and present use of the Assets, and it is not aware of any Environmental Liabilities currently pertaining to the Assets;

(ii)	has been provided with the right and the opportunity to conduct due diligence investigations with respect to existing or potential Environmental Liabilities pertaining to the Assets; and

(iii)
is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except for the environmental representation and warranty expressly made by the Vendor pursuant to Section 9.1(o).

(b)
The Purchaser agrees that once Closing has occurred the Vendor shall have no liability whatsoever for any Environmental Liabilities except, subject to the limitations set out in Section 13.5, to the extent related to a breach of the representation and warranty made by the Vendor in Section 9.1(o).  In this regard, once Closing has occurred, the Purchaser:

(i)	shall be solely liable and responsible for all of the Vendor's Losses and Liabilities; and

(ii)	as a separate covenant shall indemnify and save the Vendor and each other Vendor Entity harmless from and against all Losses and Liabilities that may be brought against or which they or any one of them may suffer, sustain, pay or incur;

as a result of any act, omission, matter or thing related to any Environmental Liabilities arising, however and whenever arising or occurring, and the Purchaser shall assume, perform, pay and discharge all Environmental Liabilities.  This liability and indemnity shall apply without limit and without regard to cause or causes, including the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the wilful or wanton misconduct of the Vendor or the Purchaser or any other Person or otherwise. The Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies as against the Vendor or any Vendor Entity under the common law or statute pertaining to any Environmental Liabilities, including the right to name the Vendor or any Vendor Entity as a 'third party' to any action commenced by any Person against the Purchaser.  The Purchaser's indemnity obligation set forth in this Section 13.3(b) shall survive the Closing Date indefinitely.

13.4	Indemnification Procedure – Third Party Claims

The following procedures shall be applicable to any Claim (a "Third Party Claim") made against a Party (the "Indemnified Party") by a Person other than such Indemnified Party or any of its Representatives for which it is entitled to indemnification pursuant to this Agreement from the other Party (the "Indemnifying Party"):

(a)
upon the Third Party Claim being made or commenced against the Indemnified Party, the Indemnified Party shall promptly provide written notice thereof to the Indemnifying Party.  The notice shall describe the Third Party Claim in reasonable detail and indicate the estimated amount, if practicable, of the indemnified Losses and Liabilities that have been or may be sustained by the Indemnified Party in respect thereof.  If the Indemnified Party does not give prompt notice to the Indemnifying Party as aforesaid, then such failure shall only lessen or limit the Indemnified Party's rights to indemnity hereunder to the extent that the defence of the Third Party Claim was prejudiced by such lack of prompt notice;

(b)
if the Indemnifying Party acknowledges to the Indemnified Party in writing that the Indemnifying Party is responsible to indemnify the Indemnified Party in respect of the Third Party Claim pursuant hereto, the Indemnifying Party shall have the right to do either or both of the following:

(i)	assume carriage of the defence of the Third Party Claim using legal counsel of its choice and at its sole cost; and

(ii)
settle the Third Party Claim provided the Indemnifying Party pays the full monetary amount of the settlement and the settlement does not impose any unreasonable restrictions or obligations on the Indemnified Party;

(c)
notwithstanding the assumption by the Indemnifying Party of the defence of the Claim, if the defendants in any such Claim shall include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of, or decision by either the Indemnifying Party or the Indemnified Party to put forward, different or additional defences to the Indemnifying Party and the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defence of the Claim on its behalf, at the expense of the Indemnifying Party;

(d)
each Party shall cooperate with the other Parties in the defence of the Third Party Claim, including making available to the other Party, its directors, officers, employees and consultants whose assistance, testimony or presence is of material assistance in evaluating and defending the Third Party Claim;

(e)
the Indemnified Party shall not enter into any settlement, consent order or other compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party waives its rights to indemnification in respect of the Third Party Claim;

(f)
upon payment of the Third Party Claim, the Indemnifying Party shall be subrogated to all Claims the Indemnified Party may have relating thereto.  The Indemnified Party shall give such further assurances and cooperate with the Indemnifying Party to permit the Indemnifying Party to pursue such subrogated Claims as reasonably requested by it; and

(g)
if the Indemnifying Party has paid an amount pursuant to the indemnification obligations herein and the Indemnified Party shall subsequently be reimbursed from any other source in respect of the Third Party Claim, the Indemnified Party shall promptly pay the amount of the reimbursement (including interest actually received) to the Indemnifying Party, net of taxes required to be paid by the Indemnified Party as a result of such payment and plus any taxes saved or recovered by the Indemnified Party as a result of such payment.

13.5	Limitations on Liability

(a)
Notwithstanding anything herein to the contrary, no indemnified Person shall be entitled to seek indemnification from a Party hereunder pursuant to Section 13.1 unless such indemnified Person notifies such Party in writing of such Losses and Liabilities within the twelve (12) month period specified in Section 9.4.  The Parties acknowledge and agree that such obligation to provide written notice within twelve (12) months from the Closing Date and in a manner specified under this Agreement is intended by the Parties as a limitation of liability that represents a fair and equitable allocation of the risks and liabilities that each Party has agreed to assume in connection with the subject matter hereof and is not an agreement within the provision of subsection 7(2) of the Limitations Act (Alberta).

(b)	Notwithstanding anything herein to the contrary, the indemnification obligations of the Vendor under this Agreement are subject to the following restrictions:

(i)
no individual Claim of an indemnified Person may be made against the Vendor for any Claim or Losses and Liabilities hereunder unless such Claim or Losses and Liabilities exceed an amount equal to Twenty Five Thousand Dollars ($25,000).  Furthermore, the Vendor shall not have any liability for any indemnification pursuant to this Agreement unless and until the aggregate amount of the liability for all Claims or Losses and Liabilities to indemnified Persons hereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000), at which point only those Losses and Liabilities in excess of such amount shall be recoverable from the Vendor.  For the avoidance of doubt, the adjustments to the Purchase Price pursuant to Section 4.1 and any payments in respect thereof shall not be limited by this Section 13.5; and

(ii)	the Vendor's indemnification obligations under this Agreement shall be limited to an aggregate maximum amount equal to the Purchase Price.

13.6	No Merger

There shall not be any merger of any liability or indemnity hereunder in any assignment, conveyance, transfer or document delivered pursuant hereto notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

ARTICLE 14
TERMINATION

14.1	Grounds for Termination

This Agreement may be terminated at any time prior to Closing:

(a)	by mutual written agreement of the Vendor and the Purchaser;

(b)	by either the Vendor or the Purchaser pursuant to the provisions of Article 10;

(c)	by either the Vendor or the Purchaser if Closing has not occurred on or before March 23, 2012; or

(d)	in accordance with Section 3.3.

14.2	Effect of Termination

If this Agreement is terminated by the Vendor or the Purchaser as permitted under Section 14.1, Article 13, Article 15 and Section 20.2 shall remain in full force and effect following any such permitted termination, and the Deposit shall be governed by Section 3.3.

ARTICLE 15
CONFIDENTIALITY, PUBLIC ANNOUNCEMENTS AND SIGNS

15.1	Confidentiality

Each Party agrees to keep in strict confidence:

(a)	subject to Section 15.2, all information regarding the terms of this Agreement; and

(b)	any information exchanged or received in connection with:

(i)	the performance of due diligence by the Purchaser prior to or after the date hereof (including due diligence conducted under or in connection with the Offer to Purchase); or

(ii)	negotiation or drafting of this Agreement,

provided that a Party shall be entitled to disclose all information as may be required or desirable in connection with obtaining the Court Approval. If this Agreement is terminated, each Party upon request will promptly return to the other Party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other Party.

In addition to the foregoing, the Purchaser shall continue to be bound by the Confidentiality Agreement in accordance with the terms thereof.

15.2	Public Announcements

(a)
If a Party intends to issue a press release or other public disclosure of this Agreement, the terms hereof or the transactions contemplated herein, the disclosing Party shall provide the other Parties with an advance copy of any such press release or other public disclosure with sufficient time to enable the other Parties to review such press release or other public disclosure and advise of any comments they may have with respect thereto.

(b)
Notwithstanding Section 15.1 or 15.2(a), a Party may release or provide information about the Transaction insofar as is required by Applicable Laws (including as may be required to obtain Court Approval) or stock exchange requirements applicable to the disclosing Party or its Affiliates; provided that such disclosing Party shall make reasonable commercial efforts to provide the other Parties with the details of the nature and substance of such required disclosure as soon as practicable and in any event prior to such disclosure. A Party may provide information about the Transaction to a bank or other financial institution to obtain financing or any required consent of the bank or other financial lender of such Party or any of its Affiliates. A Party may also disclose such information pertaining to this Agreement, including the identity of the Parties, insofar as is required to enable such Party to fulfil its obligations under this Agreement, including obtaining any approvals or consents to the Transaction required from Governmental Authorities (including Court Approval) or Third Parties.

15.3	Signs

Within sixty (60) days following the Closing Date, the Purchaser shall remove the names of the Vendor and its Affiliates and predecessors from all signs located at or near the Wells or any Tangibles.  If the Purchaser fails to comply with the foregoing, the Vendor shall have the right, at its discretion, to remove its name as aforesaid and the Purchaser shall be responsible for and shall reimburse such Vendor for all reasonable costs incurred by such Vendor in so doing.

ARTICLE 16
GOVERNING LAW AND DISPUTE RESOLUTION

16.1	Governing Law

This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta and to the laws of Canada applicable therein.

16.2	Resolution of Disputes

(a)
All Claims and disputes among the Parties arising in relation to this Agreement (including disputes over the interpretation or enforceability of any provision of this Agreement) shall be resolved through negotiation of the Parties, in good faith.  If after thirty (30) days of attempting to resolve the dispute through negotiation the Parties are unable to resolve the dispute, either Party may refer the matter to the court of competent jurisdiction in the Court of Queen's Bench in the Province of Alberta.

(b)
Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the court of competent jurisdiction in the Province of Alberta and any appellate court thereof, and waives any defences it might have regarding jurisdiction in any action or proceeding arising out of or relating to this Agreement or any ancillary agreement to which it is a Party, or for recognition or enforcement of any judgment in respect thereof, and each Party hereto hereby irrevocably and unconditionally agrees that all Claims in respect of any such action or proceeding may be heard and determined in any courts in the Province of Alberta.

(c)
Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any ancillary agreement to which it is a party in any court of competent jurisdiction in the Province of Alberta.  Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

ARTICLE 17
NOTICES

17.1	Service of Notices

The addresses for service of the Parties shall be as follows:

the Vendor:

Township Petroleum Corp.
Suite 800, 1333 - 8th Street S.W.
Calgary, Alberta  T2R 1M6

Attention:             President and Chief Executive Officer
Fax:                       (403) 263-9812

With a copy to:

Norton Rose Canada LLP
3700, 400-3rd Avenue SW
Calgary, AB T2P 4H2

Attention:             Wayne Fedun
Fax:                       (403) 264-5973

the Purchaser:

Fama Capital Ltd.
Suite 1150, Manulife Place
10180-101 Street
Edmonton, AB  T5J 3S4

Attention:             Steven R. Krueger
Fax:                       (604) 998-8812

Any of the Parties may from time to time change its address for service herein by giving written notice to the other.  Any notice may be served by personal service upon the above person specified by a Party, or if no person is specified, upon any officer of a Party, by mailing the same by prepaid post in a properly addressed envelope addressed to the Party at its respective address for service hereunder, or by facsimile to the fax number for such Party specified hereunder.  Any notice personally served upon an officer or the person specified by a Party, as the case may be, shall be deemed to be given on the date of such service, any notice served by mail shall be deemed to be given to and received by the addressee on the fourth Business Day, after the mailing thereof and any notice given by facsimile shall be deemed to be given and received on the day when it is sent, if it is sent during normal business hours (8:00 a.m. to 4:00 p.m.) and, otherwise, on the next following normal Business Day.  No notices shall be served by mail during times of interruption or threat of interruption of mail service due to strikes, lock-outs or other causes.

ARTICLE 18
PERSONAL INFORMATION

18.1	Personal Information

The Purchaser covenants and agrees to use and disclose any personal information contained in any of the books, records or files transferred to the Purchaser or otherwise obtained the Purchaser in connection with the Transaction only for those purposes for which it was initially collected from or in respect of the individual to which such information relates or as otherwise permitted or authorized by Applicable Law.  The Purchaser's obligations set forth in this Section 18.1 shall survive the Closing Date indefinitely.

ARTICLE 19
ASSIGNMENT

19.1	Assignment

(a)
Prior to the Closing, neither Party may assign its interest in or under this Agreement or to the Assets without the prior written consent of the other Party, which consent may be withheld in such other Party's discretion.

(b)
No assignment, transfer, or other disposition of this Agreement or the Assets or any portion of the Assets shall relieve the Purchaser from its obligations to the Vendor herein.  The Vendor shall have the option to claim performance or payment of the obligations from the Purchaser or the assignee or transferee, and to bring proceedings in the event of default against either or all of them, provided that nothing herein shall entitle the Vendor to receive duplicate performance or payment of the same obligation.

ARTICLE 20
MISCELLANEOUS

20.1	Remedies Cumulative

No failure on the part of any Party to exercise any right or remedy will operate as a waiver thereof.  A Party will not be precluded from exercising any right available to it at law, equity or by statute because of its exercise of any single or partial right, and a Party may exercise any such remedies independently or in combination.

20.2	Costs

Except as otherwise specified in this Agreement, each Party shall pay its respective costs incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transaction.

20.3	No Waiver

No waiver by any Party of any breach of any of the terms, conditions, representations or warranties in this Agreement shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

20.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and the Parties agree and confirm that this Agreement cancels and supersedes any prior understandings and agreements between the Parties hereto with respect to the subject matter hereof, including the Offer to Purchase, but expressly excluding the Confidentiality Agreement which shall continue to apply in accordance with its terms.  No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties.

20.5	Further Assurances

From time to time, as and when reasonably requested by the other Party, a Party shall execute and deliver or cause to be executed and delivered all such documents and instruments and shall take or cause to be taken all such further or other actions to implement or give effect to the Transaction, provided such documents, instruments or actions are consistent with the provisions of this Agreement.  All such further documents, instruments or actions shall be delivered or taken at no additional consideration other than reimbursement of any expenses reasonably incurred by the Party providing such further documents or instruments or performing such further acts, by the Party at whose request such documents or instruments were delivered or acts performed.

20.6	Time of the Essence

Time shall be of the essence in this Agreement.

20.7	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective heirs, executors, successors and permitted assigns.

20.8	Severability

In the case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20.9	Counterpart Execution

This Agreement may be executed in counterpart and all executed counterparts together shall constitute one agreement.  This Agreement shall not be binding upon any Party unless and until executed by all Parties.

[signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

Per:	/s/ Garth Wong	Per:	/s/ Steven R. Krueger
Name:	Garth Wong	Name:	Steven R. Krueger
Title:	President & CEO	Title:	Chairman

Per:	/s/ A. Fassmann
Name:	A. Fassmann
Title:	Director

SCHEDULE "A"
LAND SCHEDULE

Attached to and made part of that Asset Purchase and Sale Agreement dated January 30, 2012.

Part 1 – Lands, Leases and Permits

Part 2 – Wells

2

SCHEDULE "B"
GENERAL CONVEYANCE

Attached to and made part of that Asset Purchase and Sale Agreement dated January 30, 2012.

GENERAL CONVEYANCE

This General Conveyance made this ___ day of ___________, 2012

AMONG:

TOWNSHIP PETROLEUM CORP., a corporation having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Vendor")

- and -

FAMA CAPITAL LTD., a corporation having an office and carrying on business in the City of Edmonton, in the Province of Alberta (the "Purchaser")

WHEREAS the Vendor has agreed to sell and convey the Vendor's entire right, title, estate and interest in the Assets to the Purchaser and the Purchaser has agreed to purchase and accept all of the Vendor's rights, title, estate and interest in and to the Assets;

THE PARTIES AGREE AS FOLLOWS:

1.	Definitions

In this Conveyance, including the recitals, "Agreement" means the Asset Purchase and Sale Agreement dated the 30th day of January, 2012, between the Vendor and the Purchaser and, in addition, the definitions provided for in the Agreement are adopted in this Conveyance.

2.	Conveyance

The Vendor, for the consideration provided for in the Agreement, the receipt and sufficiency of which is acknowledged by the Vendor, hereby sells, assigns, transfers and conveys the Vendor's interests in the Assets to the Purchaser, and the Purchaser purchases and accepts such interests from the Vendor, TO HAVE AND TO HOLD the same absolutely, subject to the terms of the Agreement.

3.	Effective Time

This Conveyance is effective as of the Closing Date.

4.	Subordinate Document

This General Conveyance is executed and delivered by the Parties pursuant to the Agreement for the purposes of the provisions of the Agreement, and the terms hereof shall be read in conjunction with the terms of the Agreement.  If there is a conflict between the provisions of the Agreement and this General Conveyance, the provisions of the Agreement shall prevail to the extent of the conflict.

5.	Enurement

This General Conveyance enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

6.	Further Assurances

Each Party shall, after the date of this General Conveyance, at the request of the other Party and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this General Conveyance.

IN WITNESS WHEREOF the Parties have duly executed this General Conveyance.

TOWNSHIP PETROLEUM CORP.	FAMA CAPITAL LTD.

Per:	Per:
Name:	Name:
Title:	Title:

Per:	Per:
Name:	Name:
Title:	Title:

2

SCHEDULE "C"
VENDOR'S OFFICER'S CERTIFICATE

Attached to and made part of that Asset Purchase and Sale Agreement dated January 30, 2012.

VENDOR'S OFFICER'S CERTIFICATE

Re:	Section 10.2(a) of the Asset Purchase and Sale Agreement ("Agreement") dated the 30th day of January, 2012 between Township Petroleum Corp. as the Vendor and Fama Capital Ltd. as the Purchaser.

Unless otherwise stated, the definitions provided for in the Agreement are adopted in this Certificate.

I, [Name], [Title],  hereby certify that:

1.	Each of the representations and warranties of the Vendor contained in Section 9.1 of the Agreement is true and correct in all material respects as of the Closing Date.

2.	All Closing conditions for the benefit of the Vendor, pursuant to Section 10.1 of the Agreement, have been satisfied or waived.

3.	This Certificate is made for and on behalf of the Vendor and is binding upon it, and I am not incurring and will not incur any personal liability whatsoever with respect to it.

4.	This Certificate is made with full knowledge that the Purchaser is relying on the same for the Closing of the Transaction.

IN WITNESS WHEREOF I have executed this Certificate the ____ day of ______________, 2012.

[Name], [Title]

SCHEDULE "D"
PURCHASER'S OFFICER'S CERTIFICATE

Attached to and made part of that Asset Purchase and Sale Agreement dated January 30, 2012.

PURCHASER'S OFFICER'S CERTIFICATE

Re:	Section 10.1(a) of the Asset Purchase and Sale Agreement ("Agreement") dated the 30th day of January, 2012 between Township Petroleum Corp. as the Vendor and Fama Capital Ltd. as the Purchaser.

Unless otherwise stated, the definitions provided for in the Agreement are adopted in this Certificate.

I, Steven R. Krueger, chairman of the board of Fama Capital Ltd. hereby certify that:

1.	Each of the representations and warranties of the Purchaser contained in Section 9.3 of the Agreement is true and correct in all material respects as of the Closing Date.

2.	All Closing conditions for the benefit of the Purchaser, pursuant to Section 10.2 of the Agreement, have been satisfied or waived.

3.	This Certificate is made for and on behalf of the Purchaser and is binding upon it, and I am not incurring and will not incur any personal liability whatsoever with respect to it.

4.	This Certificate is made with full knowledge that the Vendor is relying on the same for the Closing of the Transaction.

IN WITNESS WHEREOF I have executed this Certificate the ____ day of ______________, 2011.

Steven R. Krueger, Chairman

SCHEDULE "E"
FORM OF COURT ORDER

Attached to and made part of that Asset Purchase and Sale Agreement dated January 30, 2012.